Exhibit 2.9
ASSET PURCHASE AGREEMENT
Among
PEI DISPOSAL GROUP, INC.
RICHARD RIVKIN
AND
SOIL DISPOSAL GROUP, INC.
And
AARON ENVIRONMENTAL GROUP, INC.
STEPHEN SHAPIRO
JEFFREY BERGER
AND
JAMES CASE
NOVEMBER 20, 2007

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits attached hereto, the “Agreement”) is made this 20th day of November, 2007 by and among PEI DISPOSAL GROUP, INC., a Delaware corporation (“Buyer”), RICHARD RIVKIN (“RR”) and SOIL DISPOSAL GROUP, INC., a New York corporation (“Representative” and with RR, individually as “Seller” and collectively, the “Sellers”), and Aaron Environmental Group, Inc., a New York corporation, wholly-owned by RR (“AEG”), Stephen F. Shapiro (“Shapiro”), Jeffrey Berger (“Berger”), and James Case (“Case”; and together with AEG, Shapiro and Berger, collectively referred to herein as the (“Shareholders”), which Shareholders own all of the issued and outstanding capital stock of Representative.
BACKGROUND
Buyer is a wholly-owned subsidiary of Pure Earth, Inc., a Delaware corporation (“PEI” and with Buyer and all subsidiaries and affiliates of Buyer and PEI, individually, a “PEI Entity” and collectively, the “PEI Entities”), The PEI Entities’ business includes the purchase, sale, treatment, processing, cleansing, transport, disposal and/or use or reuse of contaminated soils (including without limitation, soils not meeting applicable regulatory definitions of clean fill, and soils considered contaminated under applicable regulatory definitions), uncontaminated soils, aggregate materials, dredged materials, construction debris, and demolition debris, as well as liquid, solid or semi-solid waste materials (the “Business” and any services provided to customers in connection with the Business are referred to herein as the “Services”). Buyer was formed for the purpose of promoting and selling, on behalf of PEI, the Services. The Sellers are willing to sell to Buyer and the Buyer desires to purchase from the Sellers, a list of Persons described on Exhibit A attached hereto (together with all goodwill associated therewith, the “Prospect List”) that are prospective customers for the Services together with the proprietary telephone number described on Exhibit B attached hereto which will be used in soliciting prospects for services similar to the Services (together with the Prospect List, collectively, the “Acquired Assets”) and in connection with the sale to Buyer of the Acquired Assets, the Sellers and others will enter into additional agreements more fully described herein, whereby such Sellers and others will be engaged to exploit, among other things, the Acquired Assets for the benefit of Buyer, and as an essential element of the transactions contemplated hereby the Sellers and the Shareholders will enter into non-competition agreements set forth herein and contemplated hereby This Agreement describes a transaction in which Buyer is purchasing from the Sellers and the Sellers are jointly, severally and collectively selling to Buyer the Acquired Assets.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1. Agreement to Sell. At the Closing, which shall occur on the Closing Date (both terms as defined in Section 5.1 hereof), and in accordance with the terms and conditions of this Agreement, Sellers shall jointly, severally and collectively grant, sell, convey, assign and deliver to Buyer, the Acquired Assets.
1.2. Agreement to Purchase. At the Closing, in accordance with the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Sellers, Buyer shall purchase the Acquired Assets from Sellers for the Purchase Price (as defined in Section 1.3 hereof). Buyer shall not assume or be responsible for any liabilities or obligations of Sellers related to the Acquired Assets or otherwise.
1.3. Purchase Price. The purchase price for the Acquired Assets, the significant value that the parties ascribe to the non-competition agreements being entered into by all of the parties hereto (the “Purchase Price”) shall be as follows:
(a) The Purchase Price as described herein shall be paid by Buyer to Representative and Representative shall distribute such Purchase Price among the Shareholders, as such Shareholders shall agree from time to time amongst themselves. RR shall have no claim or cause of action against Buyer for the Purchase Price or any portion thereof that Buyer pays to Representative in accordance with the terms of this Agreement.

(b) Buyer shall execute and deliver a non-interest bearing promissory note (the “Note”) to Representative in the principal amount of Six Hundred Forty Thousand Dollars ($640,000.00), in the form attached as Exhibit 1.3(b), which shall be payable in sixteen (16) equal consecutive bi-monthly installments of $40,000, payable on the first day and the fifteenth day of each succeeding calendar month until fully paid (or if such day is not a business day, then on the next succeeding business day, with the first such payment due on December 2, 2007. Such payments shall be made by wire transfer to a bank account designated by Seller in writing.
(c) On the Closing Date, Buyer shall direct PEI to cause its transfer agent to issue in the name of Representative an aggregate of One Hundred Thousand (100,000) shares of unregistered common stock of PEI (the “Initial PEI Stock”), which Representative agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, until the later of (i) Buyer achieving collected sales (net of any discounts for prompt payment or otherwise; referred to herein as “Net Sales”) of at least $22,000,000.00, based on Representative’s efforts in performance of its obligations under the Sales Representative Agreement and (ii) the expiration of two (2) years from the Closing Date (the “Lockup Period”). Commencing with the first calendar month following the expiration of the Lockup Period and continuing for a period of twelve (12) months thereafter, subject to compliance by the parties with all applicable federal, state and local laws, regulations, ordinances and orders (including, without limitation, Rule 144 of the U.S. Securities and Exchange Commission) (“Legal Requirements”), (x) Representative may transfer up to (but not more than) an aggregate of ten thousand (10,000) shares of the Initial PEI Stock during each calendar month to the Shareholders, subject to such Shareholders executing a document reasonably acceptable to Buyer by which they agree to be bound by the terms and conditions of this Agreement with respect to the sale of the Initial PEI Stock and (y) the Shareholders and Representative shall be permitted to sell, in the aggregate, up to (but not more than) ten thousand (10,000) shares of the Initial PEI Stock during each calendar month in open market transactions. Following expiration of such twelve (12) month period, Representative and the Sellers shall be permitted to sell shares of the Initial PEI Stock subject only to compliance by the applicable parties with all applicable Legal Requirements.
(d) Subsequent to Closing, subject to the provisions set forth herein, Representative shall be entitled to receive from PEI a maximum of Three Hundred Thousand (300,000) additional shares of unregistered common stock of PEI (the “Earnout Stock” and together with the Initial PEI Stock, sometimes collectively referred to as the “PEI Stock”) as set forth below, based upon Buyer’s Net Sales during the thirty-six (36) month period following the Closing Date (the “Earnout Period”) that result from Representative’s performance under the Sales Representative Agreement; provided that, Representative shall only be entitled to be issued shares of Earnout Stock to the extent the accounts receivable generated by sales are collected by Buyer within one hundred eighty (180) days after the date of the invoices related to such sales. No shares of Earnout Stock will be earned or issuable based upon any sales that are not collected within such one hundred eighty (180) day period (“Delinquent Sales”) and all such Delinquent Sales shall be excluded from the amount of Net Sales for purposes of this Agreement. 150,000 of shares of the Earnout Stock shall be eligible for issuance to Seller after the end of the first year following the Closing Date and the remaining 150,000 shares of Earnout Stock shall be eligible for issuance to Seller after the end of the second year following the Closing Date as follows:
(i) If Net Sales for the first year (the “First Post-Closing Year”) after the Closing (i.e., the 12 month period following the Closing Date) equal or exceed $22,000,000.00, then Representative shall be entitled to receive and Buyer shall cause PEI shall to issue to Representative 150,000 shares of the Earnout Stock. If Net Sales in the First Post-Closing Year are less than $22,000,000.00, then Representative shall be entitled to receive and Buyer shall cause PEI to issue to Representative that number of Shares of Earnout Stock equal to the product of (x) a fraction, the numerator of which is the Net Sales for the First Post-Closing Year and the dominator of which is $22,000,000.00 times (y) 150,000. The shares of Earnout Stock issued pursuant to this subsection (d)(i) are hereinafter referred to as the “First Post-Closing Year Earned Shares”. First Post-Closing Year Earned Shares shall be issued (subject to subsection (d)(iv) below) to Representative within 90 days following the end of the First Post-Closing Year, except to the extent accounts receivable related to certain sales made during the First Post Closing Year have not been collected prior to the end of the First Post-Closing Year, the shares of Earnout Stock attributable to such uncollected accounts will not be deemed earned and will not be issuable unless and until the accounts receivable related to such sales are actually collected and provided that such accounts receivable are collected within 180 days of the date of the applicable invoice, in which event additional shares of Earnout Stock in respect of such collected sales will be issued on the first business day of the next succeeding calendar quarter immediately following the date the accounts receivable are actually collected.

(ii) If Net Sales for the twenty-four month period after the Closing (“Twenty-Four Month Cumulative Net Sales”) equal or exceed $55,000,000.00, then Representative shall be entitled to receive and Buyer shall cause PEI to issue to Representative that number of shares of Earnout Stock equal to 300,000 minus the number of First Post-Closing Year Earned Shares. If the Twenty-Four Month Cumulative Net Sales is less than $55,000,000.00, then Representative shall be entitled to receive and Buyer shall cause PEI to issue to Representative that number of shares of Earnout Stock equal to the difference between (x) the product of (A) a fraction, the numerator of which is the Twenty-Four Month Cumulative Net Sales and the denominator of which is $55,000,000 times (B) 300,000 minus (y) the First Post-Closing Year Earned Shares. The shares of Earnout Stock issued pursuant to this subsection (d)(ii) are hereinafter referred to as the “Second Post-Closing Year Earned Shares”). The Second Post-Closing Year Earned Shares shall be issued (subject to subsection (d)(iv) below) to Representative within 90 days following the end of the second year after the Closing Date (the “Second Post-Closing Year”), except, to the extent accounts receivable related to certain sales made during the Second Post-Closing Year have not been collected prior to the end of the Second Post-Closing Year, the shares of Earnout Stock attributable to such uncollected accounts will not be deemed earned and will not be issuable unless and until the accounts receivable related to such sales are actually collected and provided that such accounts receivable are collected within 180 days of the date of the applicable invoice, in which event additional shares of Earnout Stock in respect of such collected sales will be issued on the first business day of the next succeeding calendar quarter immediately following the date the accounts receivable are actually collected.
(iii) If the Twenty-Four Month Cumulative Net Sales do not exceed $55,000,000, but Net Sales for the thirty-six month period following the Closing Date (“Thirty-Six Month Cumulative Net Sales”) equal or exceed $55,000,000, then Representative shall be entitled to receive and Buyer shall cause PEI to issue to Representative that number of shares of Earnout Stock equal to 300,000 minus the First Year Post-Closing Earned Shares minus the Second Year Post-Closing Earned Shares. If Thirty-Six Month Cumulative Net Sales do not equal or exceed $55,000,000, then Representative shall be entitled to receive and Buyer shall cause PEI to issue to Representative that number of shares of Earnout Stock equal to the difference between (x) the product of (A) a fraction, the numerator of which is the Thirty-Six Month Cumulative Net Sales and the denominator of which is $55,000,000 times (B) 300,000 minus (y) the sum of the First Post-Closing Year Earned Shares and the Second Post-Closing Year Earned Shares. The shares of Earnout Stock earned pursuant to this subsection (d)(iii) shall be issued (subject to subsection (d)(iv) below) on a quarterly basis after they have been earned based on collected Net Sales and shall be issued on the first business day of the next succeeding calendar quarter immediately following the date accounts receivable relating to such sales are actually collected; provided that Representative shall not be entitled to receive and PEI shall not be obligated to issue shares of Earnout Stock for sales that are not collected with one hundred eighty (180) days of the applicable invoice(s) related to such sales.
(iv) Notwithstanding anything herein to the contrary, if during the period (the “Interim Period”) ending on the later of (i) two years form the date of this Agreement, or (ii) such date as of which cumulative Net Sales generated by Representative equal or exceed $55,000,000, any one or more of the Shareholders cease to be employed by Representative and cease to provide the services contemplated by the Sales Representative Agreement, other than as a result of the death or permanent medical disability of such Shareholder (an “Unemployed Shareholder”), the aggregate Earnout Shares (whether previously earned or available to be earned) will be reduced by 25% for each such Unemployed Shareholder. In furtherance of the foregoing, all Earnout Shares issued to Representative pursuant to section 1.3(d) will be held by PEI in escrow pending expiration of the Interim Period; provided, however that during such Interim Period, such shares shall (except to the extent forfeited as a result of an Unemployed Shareholder) be entitled to all dividends and other distributions made by the PEI in connection therewith, all of which distributions will also be held in escrow as aforesaid, to be distributed to Representative (except to the extent forfeited as a result of an Unemployed Shareholder) upon expiration of the Interim Period. In further clarification of the foregoing, if a Shareholder becomes deceased or permanently medically disabled, then so long as Sales Representative is not otherwise in default under this Agreement, there will be no forfeiture by Representative of the shares of Earnout Stock otherwise attributable to such deceased or permanently medically disabled Shareholder. Shares of Earnout Stock that are not earned based upon the Net Sales of Buyer within the Earnout Period will cease to be available for either earnout by or issuance to Representative hereunder and Representative shall have no further right to receive any such remaining and unissued shares of Earnout Stock.

Representative agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, shares of Earnout Stock issued to Representative for a period of one (1) year from the date the shares of Earnout Stock are delivered to Representative (the “Earnout Stock Lockup Period”). With respect to shares of Earnout Stock issued from time to time, commencing with the first calendar month following the expiration of the Earnout Stock Lockup Period related to such shares (“Transferable Earnout Shares”) and continuing for a period of twelve (12) months thereafter, subject to compliance by the parties with all applicable Legal Requirements, (x) Representative may transfer, in the aggregate, up to (but not more than) ten thousand (10,000) shares of the Transferable Earnout Shares during each calendar month to the Shareholders subject to such Shareholders executing a document reasonably acceptable to Buyer agreeing to be bound by the terms and conditions of this Agreement with respect to the sale of the Transferable Earnout Shares and (y) Representative and the Shareholders shall be permitted to sell, in the aggregate, up to (but not more than) ten thousand (10,000) shares of the Transferable Earnout Shares during each calendar month in open market transactions. Following the expiration of such twelve month period, Representative and the Shareholders shall be permitted to sell the Transferable Earnout Shares subject only to compliance by the parties with all applicable Legal Requirements. In no event shall PEI be obligated to issue fractional shares. In the event the formulas described above result in fractional shares of Earnout Stock, the number of shares issuable to Representative shall be rounded up to the next whole share if the fraction is greater than or equal to one-half (1/2) of a share and shall be rounded down to the preceding whole share if the fraction is less than one-half (1/2) of a share.
1.4. Purchase Price Allocation. The Purchase Price shall be allocated as determined by Buyer in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended. Neither Sellers nor Buyer will take any position for income tax purposes that is inconsistent with such allocation.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
The Sellers jointly and severally represent, warrant and covenant to Buyer as follows:
2.1. Corporate Existence. Representative is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to carry on its business as now conducted.
2.2. Authorization of Transaction. Each of the Sellers has full power and authority and legal right to enter into this Agreement and to consummate the transactions provided for herein. All corporate actions on the part of Representative necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law and any applicable agreements. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Sellers in accordance with the provisions hereof will be, duly executed and delivered by the Sellers and constitutes, or will constitute when delivered, the valid and binding agreement and obligations of the Sellers enforceable against the Sellers in accordance with their respective terms.
2.3. Absence of Violation or Conflicts/Consents. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by the Sellers do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which any of the Sellers is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any of the Sellers, (c) with respect to Representative, the charter, bylaws or any other organizational documents of Representative, or (d) any mortgage, indenture, or other material instrument, document or agreement, oral or written, to which any of the Sellers is a party, by which any of the Sellers may have rights or by which any of the Sellers may be bound or affected, or which would create a lien, claim or encumbrance on the Acquired Assets as a result thereof. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or other third party is required in connection with the execution, delivery or performance of this Agreement by any of the Sellers.

2.4. Title to Acquired Assets; Proprietary Rights. As of the Closing, RR and/or Representative has good, valid and marketable title to and valid proprietary rights in and to the Acquired Assets, free and clear of all liens, pledges, security interests, proprietary rights, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (collectively, “Liens”). RR and/or Representative has valid rights to transfer and convey the Acquired Assets to Buyer as contemplated by this Agreement. The Acquired Assets are not considered proprietary or confidential information of any other Person. The Prospect List and any and all of the information included therein was not acquired by RR or Representative in violation of any proprietary rights of any other Person, including, without limitation, Clean Earth, Inc. or any other entity with which RR did business or any former employer of RR. Representative and/or RR has the right to use all information contained within the Prospect List without any restriction and the use of such information after the Closing by or on behalf of Buyer and/or PEI will not infringe or otherwise violate the proprietary or other rights of any other Person, including, without limitation, Clean Earth, Inc. or any other entity with which RR did business or any former employer of RR. No Person, including, without limitation, Clean Earth, Inc. and any other entity with which RR did business or any former employer of RR, will have any claim for monetary damages or equitable relief (including injunctive relief) against any of the Sellers, Buyer or PEI for misappropriation of proprietary information or under any other legal theory arising from the consummation of the transactions contemplated by this Agreement. The Prospect List constitutes a list of Persons with which RR has had business related contact and are in businesses that require from time to time transportation and disposal services for excavated soil, debris, hazardous waste, residual waste or other materials. No Person on the Prospect List is a current customer of Clean Earth, Inc. or any other entity with which RR did business or any former employer of RR nor, to the knowledge of the Sellers, has any such Person ever been a customer of Clean Earth, Inc. or any other entity with which RR did business or any former employer of RR.
2.5. Contracts. Other than the assignment of the telephone number set forth on Exhibit B herein to Buyer and the porting of the telephone number to a line carrier chosen by Buyer, all of which will be accomplished promptly after the date hereof by Seller, there are no contracts or agreements, written or oral (collectively, “Contracts”), that relate to the Acquired Assets or to which the Acquired Assets are subject, including, without limitation, any and all licensing or other agreements related to the telephone number described on Exhibit B hereto.
2.6. Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of the Sellers, threatened against any of the Sellers which relates to the Acquired Assets or the transactions contemplated by this Agreement, nor does any Seller, to the best of his or its knowledge, know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially and adversely affect RR’s and/or Representative’s proprietary rights in the Acquired Assets or the transactions contemplated hereby. The Sellers are not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that relates in any way to the Acquired Assets.
2.7. No Restrictive Covenants. The Sellers represent and warrant to Buyer that none of them or any of their respective employees is (i) subject to a covenant not to compete or other restrictive covenant that would prohibit or otherwise restrict any of them from entering into this Agreement or consummating the transactions contemplated hereby or under the Sales Representative Agreement, or (ii) presently, directly or indirectly, employed by, serving as an independent contractor for, or joint venturer, partner, or director of Clean Earth, Inc., or any other company in competition with the Business.
2.8. Investment.
(a) The PEI Stock to be acquired by Representative hereunder will be acquired for investment for Representative’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Representative has no present intention of selling, granting any participation in, or otherwise distributing the same, provided that the parties acknowledge that the Representative may distribute the PEI Stock to the Shareholders after the expiration of the Lockup Period or Earnout Stock Lockup Period, as applicable, as contemplated herein. Prior to any such distributions of PEI Stock to the Shareholders, Representative shall require the Shareholders to execute and deliver a document reasonably acceptable to Buyer pursuant to which the Shareholders shall represent that such PEI Stock (to the extent it is transferred to the Shareholders) will be held by the Shareholders for investment for their own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and that none of the Shareholders shall have any present intention of selling, granting any participation in, or otherwise distributing the same.

(b) As of the Closing Date, the Sellers shall have received or had full access to all the information each of the Sellers considers necessary or appropriate to make an informed investment decision with respect to the PEI Stock to be acquired under this Agreement. As of the Closing Date, each of the Sellers shall further have had an opportunity to ask questions and receive answers from Buyer regarding the PEI Stock and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to each of the Sellers or to which each of the Sellers had access.
(c) Each of the Sellers understands that the ownership of the PEI Stock involves substantial risk. Each of the Sellers: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Seller is able to fend for itself or himself, can bear the economic risk of such Seller’s investment in the PEI Stock and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of this investment in the PEI Stock and protecting its or his own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables such Seller to be aware of the character, business acumen and financial circumstances of such persons.
(d) Each of the Sellers understands that the shares representing the PEI Stock are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, each of the Sellers represents that such Seller is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each of the Sellers understands that Buyer is under no obligation to register any of the securities sold hereunder.
(e) It is understood that the certificates evidencing the PEI Stock will bear the legend set forth below, or language substantively similar:
The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.
2.9. Shareholders of Representative. Representative represents and warrants that a true, correct and accurate list of the shareholders of Representative as of the date hereof is set forth on Exhibit 2.9 attached hereto, and if any such shareholders are entities, a list of the owners of all of the issued and outstanding equity of such entities.
2.10. Disclosure. The representations and warranties contained in this Article II or in any schedule, statement, certificate or document furnished or to be furnished to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article II not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Sellers as follows:
3.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its properties and carry on its business as now conducted and as contemplated by this Agreement.
3.2. Authority. Buyer has full limited liability company power and authority and legal right to enter into this Agreement and to consummate the transactions provided for herein. All limited liability company actions on the part of Buyer necessary to approve the transactions contemplated by this Agreement have been duly taken as required by applicable law and any applicable agreements. This Agreement and the other agreements, documents and instruments required to be delivered by Buyer in accordance with the provisions hereof have been duly executed by Buyer and constitute the valid and binding agreement of Buyer, enforceable against it in accordance with their respective terms.
3.3. Absence of Violations or Conflicts. The execution and delivery of this Agreement and the consummation and performance by Buyer of the transactions contemplated herein and therein (a) will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Buyer, (c) the certificate of formation, operating agreement or any other organizational documents of Buyer or any securities issued by it, or (d) any mortgage, indenture, or other material instrument, document or agreement, oral or written, to which Buyer is a party, by which Buyer may have rights or by which any of their properties or assets may be bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Buyer.
3.4. Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority, is pending or, to the best knowledge of Buyer, threatened against Buyer which would be likely to have a material adverse effect on Buyer, nor does Buyer, to the best of its knowledge, know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could materially and adversely affect Buyer. Buyer is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.
3.5. PEI Stock. The PEI Stock, when issued and paid for as provided in this Agreement will be duly authorized and validly issued, fully paid and nonassessable.
3.6. Disclosure. The representations and warranties contained in this Article III or in any schedule, statement, certificate or document furnished or to be furnished to Sellers pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV
OTHER AGREEMENTS
4.1. Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.
4.2. Brokers. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. The Sellers on the one hand and Buyer on the other hand each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense, incurred by reason of any brokerage, commission, or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

4.3. Public Disclosure. Following the Closing, none of the Sellers shall make any public statement or release concerning this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.
4.4. Confidentiality. Following the Closing, the Sellers shall keep confidential and shall not disclose to any person, corporation, firm or entity, the Acquired Assets and/or the economic terms of this Agreement, except as required by law and except with respect to information that is or becomes in the public domain (through no disclosure by the Sellers).
4.5. Non-Competition; Non-Solicitation; Non-Disparagement. Each of the Sellers and the Shareholders agree that he or it will not, except as may be contemplated by the Sales Representative Agreement or otherwise with Buyer’s prior written consent, for the period commencing on the Closing Date and continuing until the earlier of (i) the expiration of the five (5) year period following the Closing Date and (ii) the end of the Restricted Period (as defined in the Sales Representative Agreement), directly or indirectly:
(a) for his or its own benefit or for the benefit of any Person in any business in competition with the Business, canvas, contact, solicit, contract with or accept any business from any customer or prospective customer of a PEI Entity, including, without limitation, any customer included on the Prospect List;
(b) request or advise any past, present or future customers (a future customer being defined as one that has been actively solicited by any PEI Entity prior to the cessation of Representative’s engagement as a sales representative of Buyer pursuant to the Sales Representative Agreement) of such PEI Entity, including, without limitation, the Persons listed on the Prospect List, to withdraw, curtail or cancel their business with such PEI Entity;
(c) render services to, become engaged as an independent contractor by, own or have a financial interest in (either as a partner, joint venturer, owner, stockholder, independent contractor or any other role) any business which is engaged in the same, similar or competitive business as the Business, within a 125 mile radius of Times Square, New York, except that nothing herein shall prohibit any Seller from owning up to 1% of the outstanding shares in a publicly traded corporation;
(d) induce, offer, assist, encourage or suggest (i) that another business or enterprise offer employment to or enter into a business affiliation with any Person that is or was an employee, agent or representative of any PEI Entity within the one (1) year period prior to such solicitation or employment, or (ii) that any PEI Entity employee, agent or representative terminate his employment or business affiliation with such PEI Entity;
(e) hire, employ or contract with any Person that is or was an employee, agent or representative of any PEI Entity within the one (1) year period prior to such employment or engagement; or
(f) disparage any of the PEI Entities or any of their respective directors, officers, employees or agents.
4.6. Confidentiality. Each of the Sellers and the Shareholders recognizes and acknowledges that it may have been or will be, in connection with the transactions contemplated by this Agreement, given access to confidential and/or proprietary information of the PEI Entities, including, without limitation, information and knowledge pertaining to innovations, designs, ideas, plans, trade secrets, proprietary information, sales and profit figures, customer and client lists (including, without limitation, the Persons listed on the Prospect List), and relationships between certain PEI Entities, customers, clients, suppliers and others who have business dealings with PEI Entities (collectively, “Confidential Information”). Each of the Sellers and the Shareholders acknowledges that such Confidential Information is a valuable and unique asset of the applicable PEI Entities and each of the Sellers and the Shareholders covenants and agrees tol at all times keep confidential such Confidential Information, and will not at any time during or after the expiration or earlier termination of this Agreement (a) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by Buyer, or (b) use any Confidential Information for its own purpose or for the benefit of any person, firm, corporation, association or other entity other than Buyer, except in the proper performance of sales representative services under the Sales Representative Agreement as instructed by Buyer.

At any other time upon request of Buyer, the Sellers and the Shareholders shall promptly deliver to Company, all property, equipment, sales literature, promotional materials, other records, documents and materials relating to any PEI Entity (including information and documents stored on computers, disks or any other medium), regardless of whether or not such information is Confidential Information. Confidential Information does not include information which: (a) is known to the Sellers or the Shareholders at the time of disclosure to the Sellers or the Shareholders by the Company, as evidenced by the Seller’s or the Shareholders’ personal written records, (b) has become publicly known and made generally available through no wrongful act of the Sellers or the Shareholders, or (c) has been rightfully received by the Sellers or the Shareholders from a third party who is authorized to make such disclosure.
4.7. Injunctive Relief.
(a) The parties agree that any breach by the Sellers or the Shareholders of the covenants and agreements contained in Sections 4.5 and 4.6 will result in irreparable injury to the applicable PEI Entities for which money damages could not adequately compensate the PEI Entities, and, therefore, in the event of any such breach, the PEI Entities shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction, whether preliminary, mandatory, temporary or permanent issued by any competent court of equity enjoining and restraining the Sellers, the Shareholders and/or any other Person involved therein from continuing such breach without the necessity of showing any particular injury or damage or posting of any bond or other security. The existence of any claim or cause of action which any of the Sellers or the Shareholders may have against any PEI Entity or any other Person shall not constitute a defense or bar to the enforcement of such covenants. The covenants contained in Sections 4.5 and 4.6 are independent of all other covenants between Sellers and Buyer and shall survive the termination of this Agreement.
(b) The Sellers, the Shareholders and Buyer agree and acknowledge that the duration, scope and geographic area of the covenant not to compete described in Section 4.5 above is fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the PEI Entities, that adequate consideration has been provided to the Sellers and the Shareholders. If, however, any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall be considered divisible and not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
(c) Each of the Sellers and the Shareholders acknowledges and agrees that it will receive substantial financial benefits as a result of the transactions contemplated by this Agreement and the Sales Representative to be entered into contemporaneously with the Closing and that each of the Sellers has received adequate and fair consideration for the covenant not-to-compete set forth in Section 4.5 hereof.
4.8. Reimbursement of Legal Fees. Provided that (i) Representative is not in continuing breach of the Sales Representative Agreement, (ii) the appointment of Representative as a sales representative under the Sales Representative Agreement has not been terminated by Buyer pursuant to Section 9(a), 9(c) or 9(d) thereof or automatically pursuant to Section 9(b) thereof (other than Section 9(b)(iii) thereof if the termination is the result of a receiver or trustee being appointed to take over or administer or conduct all or any part of the business or property of Buyer) and (iii) if RR is claiming reimbursement for attorneys’ fees pursuant to this Section 4.8, RR continues to be employed by Representative as contemplated by the Sales Representative Agreement and actively involved in Representative’s business and causing Representative to perform its obligations under the Sales Representative Agreement, Buyer shall pay any reasonable attorneys’ fees that are incurred by Representative and/or RR in connection with the defense of any legal proceedings, lawsuits or claims asserted against any of them by Clean Earth, Inc. arising from this Agreement or the Sales Representative Agreement, provided, however, that any award of damages will be borne by RR and/or Representative. Such legal fees will be paid within thirty (30) days after Buyer’s receipt of the legal bill and confirmation with RR and/or Representative, as applicable, that the amount of legal fees is not in dispute. Buyer’s sole obligation pursuant to this Section 4.8 is to pay reasonable attorneys’ fees incurred by Representative and/or RR in accordance with this Section 4.8, subject at all times to the conditions and limitations set forth herein. Notwithstanding the foregoing, Buyer shall have no obligation to pay any such legal fees in the event that Representative or RR have breached their representations and warranties set forth in Section 2.6 of this Agreement or Section 18(b) of the Sales Representative Agreement and the restrictive covenants described in such sections gave rise to the lawsuit or other proceeding and, in the event Buyer has paid any such legal fees, Representative and/or RR, as applicable, shall reimburse Buyer for the amount of such legal fees paid by Buyer upon demand by Buyer.

ARTICLE V
THE CLOSING
5.1. Time, Date and Place of Closing. Subject to the provisions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur contemporaneously with the execution and delivery of this Agreement (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the Closing Date, regardless of the time when the Closing actually occurs on the Closing Date.
5.2. Deliveries by Sellers at the Closing. The Sellers shall deliver the following to Buyer at the Closing or as otherwise indicated below:
(a) Bill of sale, in form reasonably acceptable to Buyer and its counsel, conveying the Acquired Assets, free and clear of all Liens;
(b) Board resolutions of Representative approving the transaction set forth herein, certified by Representative’s Secretary;
(c) Sales Representative Agreement in the form attached hereto as Exhibit 5.2(c) (“Sales Representative Agreement”) executed by Representative;
(d) Non-Competition Agreements in the form attached as Exhibit 3(c)(iii) to the Sales Representative Agreement, executed by each of the Shareholders, other than Aaron Environmental Group, Inc. (the “Shareholder Non-Competition Agreements”);
(e) Non-Competition Agreements in the form attached as Exhibit 3(c)(ii) to the Sales Representative Agreement, executed by RR and each of the Shareholders, other than Aaron Environmental Group, Inc. (the “Employment Non-Competition Agreements”); and
(f) Non-Competition Agreement in the form attached as Exhibit 3(c)(iv) to the Sales Representative Agreement, executed by RR and Aaron Environmental Group, Inc. (together with the Shareholder Non-Competition Agreements and the Employment Non-Competition Agreements, collectively, the “Non-Competition Agreements”).
(g) Such other instruments and documents as Buyer may reasonably request.
5.3. Deliveries by Buyer at the Closing. Buyer shall deliver the following at the Closing or as otherwise indicated below:
(a) Buyer shall deliver to Representative the Note executed by Buyer;
(b) Buyer shall promptly notify PEI’s transfer agent to cause the issuance in the name of Representative, of a certificate for the Initial PEI Stock, to be distributed to Representative as contemplated by this Agreement;
(c) Buyer shall deliver to Representative copies of Buyer’s resolutions or action approving the transaction set forth herein, certified by Buyer’s Secretary or other person authorized to act on behalf of Buyer;

(d) Buyer shall deliver to Representative the Sales Representative Agreement executed by Buyer;
(e) Buyer shall deliver to Sellers and the applicable Shareholders the Non-Competition Agreements executed by Buyer; and
(f) Buyer shall deliver such other instruments and documents as the Sellers may reasonably request.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
6.1. Survival. The parties agree that the representations, warranties and covenants contained in this Agreement or in any document, certificate, instrument, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing.
6.2. Indemnification by Buyer. Buyer shall indemnify, hold harmless and defend the Representative and its subsidiaries and affiliates and their respective officers, directors, employees, agents and representatives and the other Sellers and the Shareholders (collectively, the “Seller Indemnified Parties”) after the Closing Date from and against all Damages incurred or suffered by any of the Seller Indemnified Parties that result from, relate to or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to the Sellers pursuant thereto or in connection with the negotiation, execution or performance of this Agreement.
6.3. Indemnification by Sellers. The Sellers and the Shareholders shall jointly and severally indemnify, hold harmless and defend Buyer and the other PEI Entities and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) after the Closing Date from and against all claims, damages, losses, liabilities, costs and expenses (collectively, the “Damages”) incurred or suffered by any of the Buyer Indemnified Parties that result from, relate to or arise out of any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of any of the Sellers under this Agreement or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant thereto or in connection with the negotiation, execution or performance of this Agreement
6.4. Damages. For the purposes of this Article VI, the term “Damages” shall (a) include any and all losses (including any judgments, damages, fines, penalties, costs or expenses (including reasonable attorneys’ fees) actually paid or incurred by the Indemnified Party (as defined herein).
6.5. Claims for Indemnification. Whenever any claim shall arise for indemnification under this Article VI, the Sellers and Shareholders on the one hand or Buyer on the other hand, as the case may be, seeking indemnification (the “Indemnified Party”), shall notify the party from whom indemnification is sought in writing (the “Indemnifying Party”) of the claim within fourteen (14) days of the receipt of written notice of any such claim and, when known, the facts constituting the basis for such claim (an “Indemnification Claim Notice”). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Indemnification Claim Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall append all legal papers, notices and other documents received in connection therewith. The delivery of the Indemnification Claim Notice by the Indemnified Party to the Indemnifying Party within such fourteen-day period shall not be a condition precedent to any liability of the Indemnifying Party under this Agreement, unless such Indemnifying Party has otherwise been prejudiced by the lack of or delay in delivering such Indemnification Claim Notice. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed if the settlement or judgment includes an unconditional release to the Indemnified Party from all liability with respect to such claim, provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 6.6 hereof, the Indemnified Party shall have the right to settle or compromise such claim upon giving reasonable and timely notice to the Indemnifying Party, as provided in Section 6.6.

6.6. Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding, whether or not under a reservation of rights with respect to ultimate liability under this Article VI. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed if the settlement or judgment includes an unconditional release to the Indemnified Party from all liability with respect to such claim). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within twenty one (21) days after the date of the Indemnification Claim Notice, (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.
6.7. Payment. Upon the determination of liability under Sections 6.2 or 6.3 hereof, the appropriate party shall pay to the other, within 10 days after such determination, the amount of any claim for indemnification made hereunder and, if such payment is not made thereunder, the Indemnified Party shall have set-off rights against any amounts owed to the Indemnifying Party and/or its affiliates, in a manner as the Indemnified Party shall exclusively determine, including, without limitation, with respect to payments payable by Buyer to Representative under the Note. Upon the payment in full of any claim, by setoff or otherwise, the Indemnifying Party, except as set forth in Section 6.5, shall be subrogated to the rights of the Indemnified Party against any person, firm or corporation with respect to the subject matter of such claim.
ARTICLE VII
DISPUTE RESOLUTION; ARBITRATION
7.1. Dispute Resolution. In the event any dispute arises in connection with this Agreement (other than disputes as to which equitable relief is sought), the parties agree to use all commercially reasonable efforts to settle such dispute by consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties. If the matter is not resolved within 60 days of such dispute, then the disputes or differences shall be finally settled by arbitration in accordance with this Article VII and the Rules of the American Arbitration Association (the “AAA Rules”). In the event of any conflict between this Article VII and the AAA Rules, this Article VII shall control. A panel of three arbitrators shall be formed in the following manner (the “Arbitration Panel”). Each of (i) the Sellers and the Shareholders and (ii) Buyer shall appoint one arbitrator, and those two arbitrators shall choose the third arbitrator. The decision of the arbitrators shall be final, binding and nonappealable with respect to all persons, including persons who have failed or refused to participate in the arbitration process, and shall be reviewable only to the extent provided by the AAA Rules. The arbitration shall take place in Philadelphia, Pennsylvania. The arbitration award shall be final, binding on the parties, and the parties shall equally split the costs of arbitration and all matters related thereto. Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof, as the case may be.
7.2. Confidentiality. All proceedings under this Article VII, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.
7.3. Continued Performance. The fact that the dispute resolution procedures specified in this Article VII shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
8.1. Further Assurances; Further Cooperation. Upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by another party hereto, at the expense of such requesting party, in order more effectively to consummate or document the transaction contemplated by this Agreement.
8.2. Notices. All notices, communications and deliveries under this Agreement shall be made in writing, signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person, on the third (3rd) business day after mailed if mailed certified mail (with postage prepaid), return receipt requested, or on the next day after deposited with Federal Express or other nationally recognized overnight courier service for delivery, as follows:

To Buyer:	PEI DISPOSAL GROUP, INC.
One Neshaminy Interplex, Suite 201
Trevose, Pennsylvania 19053
Attention: Joseph Kotrosis, President

With a copy to:	Stradley, Ronon, Stevens &Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103
Attention: Gary P. Scharmett, Esq.

To any Seller:	c/o Richard Rivkin.
or any Shareholder	19 Kirkland Drive
Greenlawn, NY 11740

With a copy to:	Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530
Attention: Joel C. Schneider, Esq.
or to such other representative or to such other address as the parties hereto may furnish to the other parties in writing. If notice is given pursuant to this section of a permitted successor or assign of a party of this Agreement, then notice shall be given as set forth above to such successor or assign of such party.
8.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. The Sellers may not assign this Agreement or any rights hereunder without the prior written consent of Buyer, which shall not be unreasonably withheld.
8.4. Captions; Definitions; Interpretation. The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement. “Person” means any natural person, corporation, partnership, limited partnership, limited liability company, trust or other entity.

8.5. Controlling Law; Amendment; Waiver.
(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws principles). The parties irrevocably consent to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Bucks County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in all matters arising out of or relating to this Agreement or otherwise arising between the parties and the parties waive any objection based on forum non conveniens and any objection to venue in connection therewith.
(b) This Agreement may not be altered or amended except in a writing signed by each of the parties hereto.
(c) The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained.
8.6. Representations and Warranties. The respective representations and warranties of each party hereto shall not be deemed to be waived or otherwise affected by any investigation made by any other parties hereto, unless otherwise specifically provided herein.
8.7. Third Party Beneficiary. Each of the PEI Entities (other than Buyer which is a party to this Agreement) shall be an intended third party beneficiary of this Agreement and to Buyer’s rights under this Agreement and the parties acknowledge and agree that each such PEI Entity, as an intended third party beneficiary, has an independent and direct right to enforce the terms of this Agreement.
8.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, the letters of intent, and negotiations, both written and oral, among the parties with respect thereto.
8.9. REPRESENTATION. THE PARTIES ACKNOWLEDGE THAT STRADLEY, RONON, STEVENS & YOUNG, LLP (THE “FIRM”) DRAFTED THIS AGREEMENT ON BEHALF OF BUYER AT THE REQUEST OF BUYER AND THAT PRIOR THERETO, AND IN CONJUNCTION THEREWITH, THE FIRM ADVISED THE PARTIES TO THIS AGREEMENT THAT: (I) THE FIRM DID NOT AND DOES NOT REPRESENT THE INTERESTS OF ANY OF THE SELLERS OR THE SHAREHOLDERS AND (II) EACH OF THE SELLERS AND SHAREHOLDERS SHOULD CONFER WITH SEPARATE COUNSEL WITH REGARD TO THEIR RESPECTIVE INTERESTS. EACH OF THE SELLERS AND THE SHAREHOLDERS FURTHER ACKNOWLEDGE THAT (I) EACH OF THEM ENTERS INTO THIS AGREEMENT AFTER HAVING HAD THE OPPORTUNITY TO CONSULT WITH SEPARATE COUNSEL AND (II) NONE OF THE SELLERS OR THE SHAREHOLDERS HAS RELIED ON ANY ADVICE OF THE FIRM IN ENTERING INTO THIS AGREEMENT.
8.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document or instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

PEI DISPOSAL GROUP, INC.
By:	/s/ Joseph Kotrosits
	Name:	Joseph Kotrosits, President

/s/ Richad Rivkin
Richard Rivkin

SOIL DISPOSAL GROUP, INC.
By:	/s/ Richard Rivkin
Richard Rivkin, President

AARON ENVIRONMENTAL GROUP, INC.
By:	/s/ Richard Rivkin
Richard Rivkin, President

/s/ Stephen F. Shapiro
Stephen F. Shapiro

/s/ Jeffrey Berger
Jeffrey Berger

/s/ James Case
James Case

State of New York	:
SS
County of Nassau	:
On this 20th day of November, in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Richard Rivkin, Stephen F. Shapiro, Jeffrey Berger and James Case, in their respective individual capacities; Richard Rivkin, in his capacity as president of Aaron Environmental Group, Inc, and in his capacity as president of Soil Disposal Group, Inc.; and Joseph Kotrosis, in his capacity as president of PEI Disposal Group, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their individual and/or representative capacities, and that by their signature(s) on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed this instrument.

/s/ Bryce R. Levine
(Signature and office of individual taking acknowledgement)

Sworn to before me this 20th
day of November, 2007.
BRYCE R. LEVINE
NOTARY PUBLIC, STATE OF NEW YORK
NO. 02LE6002204
QUALIFIED IN NASSAU COUNTY
COMMISSION EXPIRES FEB 2, 2010

Exhibit A
Prospect List
Omitted.

Exhibit B
Telephone Number
Omitted.

Exhibit 1.3(b)
Form of Promissory Note
PROMISSORY NOTE

November 20, 2007	$640,000.00
FOR VALUE RECEIVED, PEI Disposal Group, Inc., a Delaware corporation (“Maker”), promises to pay, in lawful money of the United States of America, to Soil Disposal Group, Inc., a New York corporation (“Payee”), at such place or places as Payee may designate to Maker in writing from time to time, the aggregate principal sum of Six Hundred Forty Thousand Dollars ($640,000.00). This promissory note shall not bear interest.
This promissory note represents a portion of the purchase price paid by Maker pursuant to that certain Asset Purchase Agreement among Maker, Richard Rivkin, Payee and the stockholders of Payee, dated the date hereof, and is subject to the terms and conditions thereof, including, without limitation, the setoff rights set forth in Section 6.7 thereof.
The principal balance of this note shall be paid by Maker to Payee in sixteen (16) equal consecutive bi-monthly installments of $40,000.00, such installments payable on the first day and the fifteenth day of each succeeding calendar month until fully paid (or if such day is not a business day, then on the next succeeding business day), with the first such installment due on December 2, 2007. Maker reserves the right at any time to prepay any or all of the principal balance remaining due on this promissory note with no penalty.
Payee may not assign this Note without the prior written consent of Maker. The words “Payee” and “Maker” whenever occurring herein shall be deemed and construed to include the permitted assigns and successors of Payee and the successors and assigns of Maker. This promissory note shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. In the event that any provision of this promissory note shall be unenforceable, the remaining provisions shall continue to be valid and enforceable in accordance with their terms.

PEI DISPOSAL GROUP, INC.
By:
Joseph Kotrosis, President

Exhibit 5.2(c)
Sales Representative Agreement
[Omitted.]

Exhibit 2.9
Schedule of Shareholders
Each of the following Persons is the owner of 25% of the issued and outstanding capital stock of Representative:
Aaron Environmental Group, Inc.**
19 Kirkland Drive
Greenlawn, NY 11740
631.261.2941
.. FID# XX-XXXXXXX
Stephen F. Shapiro
2440 Foster Court
North Bellmore, NY 11710
516 785-0326
SS: XXX-XX-XXXX
Jeffrey Berger
233 Aspen Court
Wantagh, NY 11793
516 972-9502
SS: XXX-XX-XXXX
James Case
94 Schoolhouse Lane
Roslyn, NY 11577
516.626.7201
SS: XXX-XX-XXXX
** 100% of the issued and outstanding capital stock of Aaron Environmental Group, Inc., is owned by Richard Rivkin, 19 Kirkland Drive, Greenlawn, NY 11740. Phone Number 631.261.2941. SSN: XXX-XX-XXXX
Exhibits 3(c)(ii)-(iv)

Sales Representative Agreements

[Omitted.]